Exhibit 99.1

FOR IMMEDIATE RELEASE

CONTACTS: David Green President dgreen@harvardbioscience.com Tel: 508 893 8999 Fax: 508 429 8478	Chane Graziano CEO cgraziano@harvardbioscience.com	Bryce Chicoyne CFO bchicoyne@harvardbioscience.com

Harvard Bioscience, Inc. Announces Appointment of New Director

Holliston, MA, March 6, 2006 / — Harvard Bioscience, Inc. (Nasdaq: HBIO), a global developer, manufacturer and marketer of a broad range of scientific instruments and apparatus used for drug discovery research, announced today that George Uveges has been appointed to serve on the Board effective as of the day after the Company files its Annual Report on Form 10-K for the fiscal year ended December 31, 2005 with the Securities and Exchange Commission. Mr. Uveges will serve on the Audit Committee of the Board effective as of the same day his appointment to the Board is effective.

Chane Graziano, CEO of Harvard Bioscience commented, “George is a great addition to our Board and Audit Committee. We are very pleased to have someone with his financial and relevant industry experience as a member of our Board.”

Mr. Uveges is the founder and principal in the Tallwood Group, an angel-investing firm that provides financial and management advisory services in addition to investment capital. From 2001 to 2004, Mr. Uveges served as the President and Chief Executive Officer of TranXenoGen, Inc., a development stage biotechnology company which was listed on the Alternative Investment Market of the London Stock Exchange during that period. He was also a Director of that company from 2001 to 2005. Mr. Uveges was, from 2000 to 2001, the Chief Operating Officer of BioSource International, Inc., a publicly held company engaged in developing a broad-based offering of life science tools. Prior to joining BioSource, Mr. Uveges was the Senior Vice President and Chief Financial Officer of NEN Life Science, Chief Financial Officer and Vice President of Administration of Gelman Sciences, Chief Financial Officer, Treasurer and Vice President of Administration of GI Plastek, Corporate Controller, Treasurer and Chief Accounting Officer of Invacare Corporation and a CPA with Ernst & Young. Mr. Uveges serves on the Board of Directors of MFIC Corporation and Operation A.B.L.E. Mr. Uveges is a member of the American Institute of Certified Public Accountants, Financial Executives International and the National Association of Corporate Directors. Mr. Uveges holds a B.B.A. from Cleveland State University and an M.B.A. from Baldwin Wallace College.

About Harvard Bioscience

Harvard Bioscience is a global developer, manufacturer and marketer of a broad range of specialized products, primarily scientific instruments and apparatus, used to accelerate drug discovery research at pharmaceutical and biotechnology companies, universities and government laboratories. HBIO sells its products to thousands of researchers in approximately 100 countries through its direct sales force, an 1,100-page catalog, various specialty catalogs and through its distributors, including GE Healthcare, Fisher Scientific and VWR. HBIO has sales and manufacturing operations in the United States, the United Kingdom, Germany and Austria with sales facilities in France and Canada.

For investor inquiries, please call (508) 893-8066. Press releases may be found on our web site, http://www.harvardbioscience.com.